EXHIBIT 10.1


                                    May 11, 2000

VIA FACSIMILE AND FEDERAL EXPRESS

Mr. Gerald B. Wasserman
Chairman, President and Chief Executive Officer
The Hockey Company
3500 Blvd. de Maisonneuve Ouest
Suite 800
Westmount, Quebec  H3Z 3C1
Canada

 Re: PROPOSED NHL LICENSE FOR AUTHENTIC JERSEYS FOR 30 TEAMS AND OTHER PRODUCTS

Dear Gerry:

This letter agreement will confirm our agreement and understanding with respect to the proposed license agreement between the NHLE entities listed below, on the one hand (collectively, "NHLE"), and Sport Maska Inc. ("SPORT MASKA"), Maska U.S., Inc. ("MASKA U.S."), Jofa AB and KHF Finland Oy, on the other hand (collectively, "THC"), for authentic jerseys for the 30 NHL member teams and certain other products (the "LICENSE").

The parties acknowledge that pursuant to a letter agreement dated September 25, 1998, as amended on October 27, 1998 (the "1998 LICENSE"), NHLE has previously granted to Sport Maska and Maska U.S. certain rights to manufacture, sell and market, among other products, authentic jerseys for 15 NHL member teams (the "CCM TEAMS"), and that the proposed License described herein will modify the existing rights of Sport Maska and Maska U.S. under the 1998 License. To the extent not modified by this letter agreement, the terms and conditions set forth in the 1998 License shall govern the License described herein.

All amounts set forth herein are in United States dollars.

I. BASIC TERMS OF THE PROPOSED TRANSACTION

1. GRANT OF RIGHTS. NHLE shall grant to THC an exclusive and, with respect to the headwear products listed in Sections 1.d and 2.c of EXHIBIT A attached hereto, non-exclusive License to manufacture, sell and market certain NHLE products (the "PRODUCTS") under three (3) different brand names (CCM, Koho and Jofa), all as described in such EXHIBIT A, subject to and in accordance with the terms set forth herein and the terms of NHLE's Standard Terms and Conditions substantially in the form set forth in EXHIBIT B attached hereto (the "STANDARD TERMS AND CONDITIONS"). THC's brand names shall be placed on the back in the upper third of the jersey Products, in a precise location and size to be agreed upon by the parties.

During the Term, THC shall be the exclusive supplier on-ice of practice jerseys and of jerseys and pants for NHL officials (i.e., referees and linesmen), all of which Products shall be produced under the Jofa brand name.

2. TERM. July 1, 2000 through June 30, 2004, or as may be extended pursuant to this Letter Agreement. Unless otherwise extended pursuant to Paragraph 17 hereof, the Term may be extended through June 30, 2005, (i) by NHLE if Earned Royalties exceed the Minimum Guarantee (as such terms are defined below) for each of the second and third years of the Term, and, (ii) by THC if Earned Royalties are less than the Minimum Guarantee for each of the second and third years of the Term. Notice of such extension must be delivered in writing by September 1, 2003. Each period from July 1 of a particular year of the Term through June 30 of the next succeeding year of the Term shall hereinafter be referred to as a "License Year."

3. TERRITORY. Worldwide.

4. TEAM ALLOCATION. All 30 NHL member teams, including the 15 CCM Teams and the 15 remaining NHL member teams (the "ADDITIONAL TEAMS"), as set forth on EXHIBIT C attached hereto.

5. ROYALTIES. THC shall pay to NHLE as royalties the following percentages of net sales:

        a.     authentic and Center Ice products:  %
        b.     named/numbered jerseys:  %
        c.     Licensed Blank Jerseys (as defined in Paragraph 1.a.v
               of EXHIBIT A attached hereto):   %
        d.     all other products:   %.

THC shall pay Royalties on net sales and submit Royalty reports for each month during the Term by the 20th day of the following month.

6. MINIMUM GUARANTEES. THC shall pay to NHLE annual Minimum Guarantees in the following amounts:



        a.     Year 1:              $
        b.     Year 2:              $
        c.     Year 3:              $
        d.     Year 4:              $
        e.     Year 5 (if applicable):      $  .

As security for THC's obligation to pay the Minimum Guarantees, THC shall deliver to NHLE on or before June 15, 2000 an irrevocable standby letter of
credit for the benefit of NHLE in the amount of $   in a form acceptable to
NHLE and THC's bank, acting reasonably (the "LETTER OF CREDIT"). The Letter of Credit (or a replacement letter of credit in a form identical to, and subject to the same terms as, the Letter of Credit) shall remain open for the Term or such longer period as may be necessary to satisfy THC's obligations under the License. In the event that THC defaults by failing to pay in full when due any Minimum Guarantee, or installment thereof, and fails to cure such default in full within twenty (20) days of receipt of notice from NHLE, NHLE may draw upon the Letter of Credit to satisfy such obligation of THC. In the event that NHLE draws upon the Letter of Credit, THC shall be obligated to replenish the Letter of Credit immediately. If THC shall fail to replenish the Letter of Credit as required, NHLE shall have the right to terminate the License. Notwithstanding anything to the contrary contained in the 1998 License, player pants shall be deemed to have been included in such 1998 License as one of the equipment categories under the Jofa brand name for which THC shall pay the aggregate annual On-Ice Fee set forth in Paragraph 9.E of the 1998 License.

Royalties earned and paid to NHLE on sales during a particular License Year of the Products listed in Paragraphs 5.a, 5.b and 5.d hereof shall be credited towards the Minimum Guarantee due for such License Year. No other amounts (including without limitation royalties earned on sales of the Products set forth in Paragraph 5.c hereof and all fees ("ON-ICE FEES") paid by THC for the right to supply NHL players with equipment on-ice bearing THC brand names during NHL games) shall be credited towards the Minimum Guarantees due hereunder. The parties agree that the payment of On-Ice Fees by THC shall continue to be governed by Paragraph 9.E of the 1998 License.

THC shall be obligated to pay no less than the full amount of the annual Minimum Guarantee for each License Year. If at the end of the Term (whether or not such Term was shortened as a result of a Change of Control (as defined below)) there have been both License Years in which THC has sold Products resulting in Royalties ("EARNED ROYALTIES") which exceeded the Minimum Guarantee for such year ("OVERAGES") and License Years in which Earned Royalties were less than the Minimum Guarantee for such year ("SHORTFALLS"), then: (i) if the aggregate amount of the Overages exceeds the aggregate amount of the Shortfalls, NHLE shall refund to THC the aggregate amount of the Shortfalls; or (ii) if the aggregate amount of the Shortfalls exceeds the aggregate amount of the Overages, NHLE shall refund to THC the aggregate amount of the Overages.

7. ADDITIONAL PAYMENT FOR INSUFFICIENT SALES. If during the 2001-2002 License Year Earned Royalties amount to less than fifty percent (50%) of the Minimum Guarantee for such year, NHLE shall receive an immediate cash payment from THC of $ , which shall be in addition to, and shall not be credited towards, the Royalties, Minimum Guarantees or any other obligations of THC under the License; PROVIDED, HOWEVER, that this provision shall not apply in the event that the Minimum Guarantee due for either the 2001-2002 or the 2002-2003 License Year is reduced pursuant to Paragraph 17 hereof.

8. GENERAL LEAGUE MARKETING COMMITMENT. During each License Year, THC shall spend a minimum of $ on NHL marketing, as mutually agreed by NHLE and THC (the "LEAGUE MARKETING COMMITMENT"), which shall be in addition to, and shall not be credited towards, the Royalties, Minimum Guarantees or any other obligations of THC under the License.

9. TEAM MARKETING COMMITMENTS. During each License Year, THC shall spend a
minimum of $   with each team on team marketing, as mutually agreed with each such team (each, a "TEAM MARKETING COMMITMENT," and together, the "TEAM MARKETING COMMITMENTS"). The Team Marketing Commitments shall be in addition to, and shall not be credited towards, the Royalties, Minimum Guarantees or any other obligations of THC under the License. An amount equal to $ of the consideration payable under the annual Team Marketing Commitment for each team (or more, if agreed with such team) may be paid in kind in THC hockey equipment (as calculated at THC's wholesale price), to be used by such team and its affiliates. The remainder of the consideration payable under the annual Team Marketing Commitment for each team shall be paid in cash. THC's marketing agreement with each team shall provide, unless otherwise agreed with such team, that THC shall deliver the full amount of the annual Team Marketing Minimum to such team, in the case of cash consideration, on or before October 1 of each License Year, and, in the case of consideration in kind, in accordance with purchase orders issued by such team, subject to product availability and reasonable lead times.

10. ADDITIONAL PAYMENTS FOR KOHO SALES. At the end of each License Year, THC
shall pay to NHLE   percent ( %) of the amount by which THC's gross revenues in
North America for Koho products other than the Products ("KOHO GROSS REVENUES") for such year exceeded the Koho Gross Revenues for the twelve-month period ended June 30, 2000. Such payments shall be in addition to, and shall not be credited towards, the Royalties, Minimum Guarantees or any other obligations of THC under the License.

11. PRODUCT PRODUCTION AND DELIVERY, AND MAINTENANCE OF PRODUCT INVENTORIES. For each License Year, THC shall meet the Product production deadlines set forth in EXHIBIT D attached hereto and the Product delivery deadlines set forth on EXHIBIT E attached hereto, and shall maintain the Product inventories set forth on EXHIBIT F attached hereto, subject to the conditions set forth in each such exhibit.

12. HOT MARKET PRODUCTS. NHLE and THC shall negotiate in good faith to conclude, during the Term, a separate, non-exclusive license authorizing THC to produce one or more "hot market" products (e.g., for the 2002 NHL All-Star game).

13. OBLIGATION TO NEGOTIATE. The parties shall negotiate in good faith for a period not to continue past December 31, 2000, unless otherwise agreed, to amend the License and transfer some or all of the rights granted to THC pursuant thereto to a joint venture entity to be owned by THC and NHLE. The basic terms of such transaction, as agreed between the parties, are outlined on EXHIBIT G attached hereto. In the event that the parties do not reach agreement on such an amendment, the License shall remain in full force and effect.

14. QUALITY CONTROL, ETC. The Products and their manufacture, sale and marketing, as well as certain other terms and conditions, shall be subject to the Standard Terms and Conditions.

15.     CHANGE OF CONTROL.

        a. THC shall, in the event of a proposed Change of Control (as defined below), request the prior written consent of NHLE, which consent shall not be unreasonably withheld. NHLE shall, within ten (10) business days of its receipt of a written request for such consent, either: (i) grant such consent in writing; or (ii) provide written reasons explaining its refusal to grant such consent. In the event that THC or the entity acquiring control is unable, within a reasonable period of time, to address such written reasons to the satisfaction of NHLE, acting reasonably, and the Change of Control is consummated, NHLE shall have the right to terminate the License.

        b. Change of Control shall mean: (i) any assignment, transfer or sublicense of any or all of the rights granted in the License to any third party; or (ii) any transaction or series of transactions or any reorganization or similar event that results in any entity or person other than an entity or person presently having Effective Control (as defined below) (including without limitation Wellspring Capital Management LLC) (x) acquiring more than 49% of the equity interest, voting power or economic interest of THC, or otherwise acquiring effective control of THC (whether by contract, operation of law or otherwise) (collectively,

                "EFFECTIVE CONTROL"), or (y) acquiring a substantial portion of the operating assets of THC necessary to carry on its business as presently conducted.

        c. NHLE agrees that in exercising its right to consent or withhold consent to any Change of Control, NHLE shall consider such factors as the following, all of which are included by way of illustration only, and further agrees that its consideration of such factors shall be made at all times in good faith:

                i. the compatibility of the proposed action and the proposed assignee, transferee, sublicensee, pledgee or purchaser, as the case may be (any such person being referred to herein as the "PROPOSED PARTY"), with the reasonable business objectives of NHLE and its affiliates; PROVIDED, HOWEVER, that NHLE shall not consider the compatibility of the Proposed Party with the business objectives of any NHLE licensee other than THC;

                ii. the reputation of the Proposed Party within the Proposed Party's business or industry for offering quality and reliable services or products or both (as the case may be);

                iii.    the financial strength of the Proposed Party; and

                iv. the ability of the Proposed Party to fulfill or cause THC to fulfill the obligations of THC under this letter agreement, the License and the New Jofa License (as defined below).

                Notwithstanding the foregoing, THC shall not engage in or permit to occur a Change of Control if the Proposed party has publicly documented connections to legal or illegal gambling activity or if any of the principal owners or officers of the Proposed Party has been convicted in a criminal action.

        d. In the event that NHLE withholds its consent to a proposed Change of Control and a dispute arises as to whether such consent was unreasonably withheld, THC may elect to have such dispute settled on an expedited basis by binding arbitration. In such an event, THC shall send written notice to NHLE of its desire to arbitrate, and NHLE and THC shall jointly select an arbitrator. If an arbitrator is not selected within ten (10) days after NHLE's receipt of such notice from THC, the American Arbitration Association in New York, New York shall select the arbitrator. The arbitrator shall have financial or marketing expertise in sports marketing and licensing. The arbitration shall take place in New York, New York. The arbitrator shall adopt the rules and procedures for commercial arbitration of the American Arbitration Association. The arbitrator shall endeavor to render a final decision within thirty (30) days of the selection of the arbitrator. The arbitrator's judgment shall be final and binding on the parties. Judgment on the arbitrator's award may be entered in any court having jurisdiction. In the event that THC does not elect to have such dispute settled by binding arbitration, THC may proceed with any other legal remedies it may have.

16. LICENSE FEE. THC shall pay to NHLE the sum of $  (the "LICENSE FEE") in five
(5) annual installments of $ each, which shall be delivered to NHLE on or before June 15 of each year beginning with June 15, 2000 until the full License Fee has been paid. The License Fee shall be in addition to, and shall not be credited towards, the Royalties, Minimum Guarantees or any other obligations of THC under the License.

17. WORK STOPPAGE. In the event that during a License Year any regular season or playoff NHL games are not played as the result of a player strike, management lockout or comparable work stoppage league-wide (a "WORK STOPPAGE"), the following provisions shall apply (and there shall be no adjustment to any amounts due hereunder other than as explicitly set forth in this Paragraph 17):

        a. for purposes of this Paragraph 17: (i) the License Year during which the Work Stoppage commences shall be referred to as the "Work Stoppage License Year;" (ii) the regular season and playoff NHL games not played as the result of a Work Stoppage shall be referred to as the "Missed Regular Season Games" and the "Missed Playoff Games," respectively; (iii) the total number of regular season NHL games and playoff NHL games originally scheduled for a particular License Year shall be deemed to be one thousand two hundred thirty (1230) games and seventy-five
                (75) games, respectively; (iv) each playoff series (i.e., a two-team matchup) not played as the result of a Work Stoppage shall count as five (5) Missed Playoff Games; and (vi) the shortening of the maximum number of scheduled games for a particular round of the playoffs from seven (7) to five (5) games shall count as one and one-half (1 1/2) Missed Playoff Games, and from seven (7) to three (3) games shall count as three (3) Missed Playoff Games;

        b. subject to Paragraph 17.h hereof, if there occur four hundred sixty four (464) or fewer Missed Regular Season Games during the Work Stoppage License Year, there shall be no adjustment to the Minimum Guarantees, League Marketing Commitment or any other amounts due hereunder;

        c. if there occur four hundred sixty five (465) or more Missed Regular Season Games during the Work Stoppage License Year, THC shall be obligated to pay the full amount of the Minimum Guarantee and the League Marketing Commitment due for such Work Stoppage License Year, and the Minimum Guarantee and League Marketing Commitment due for the License Year immediately following the Work Stoppage License Year (the "POST WORK STOPPAGE LICENSE YEAR") shall each be reduced by an amount equal to the Minimum Guarantee or League Marketing Commitment, as applicable, due for the Work Stoppage License Year multiplied by a fraction, the numerator of which shall be the number of Missed Regular Season Games in the Work Stoppage License Year and the denominator of which shall be the total number of regular season NHL games originally scheduled for the Work Stoppage License Year;

        d. if the Term has not been extended through June 30, 2005 pursuant to Paragraph 2 hereof and (i) there occur four hundred sixty five (465) or more Missed Regular Season Games during Year 4 (the 2003-2004 License Year) or (ii) a Work Stoppage is in effect on February 28, 2004, THC shall have the right to extend the Term through June 30, 2005, upon written notice to NHLE within thirty (30) days after the termination of such Work Stoppage has been formally announced by the NHL, but in no event later than February 28, 2004;

        e. if the Term has been extended for an additional License Year (the "EXTENSION LICENSE YEAR") pursuant to Paragraph 2 hereof or this Paragraph 17 and (i) there occur four hundred sixty five (465) or more Missed Regular Season Games during the Extension License Year or (ii) a Work Stoppage is in effect on February 28 of the Extension License Year, THC shall have the right to extend the Term through June 30 of the year immediately following the Extension License Year, upon written notice to NHLE within thirty (30) days after the termination of such Work Stoppage has been formally announced by the NHL, but in no event later than February 28 of the Extension License Year, on the same terms as are provided hereunder for the 2004-2005 License Year (and the Minimum Guarantee and the League Marketing Commitment due for the year immediately following the Extension License Year shall be reduced as set forth in this Paragraph
                17);

        f. if during the Post Work Stoppage License Year there occur four hundred sixty five (465) or more Missed Regular Season Games, THC shall be obligated to pay the full amount of the Minimum Guarantee and League Marketing Commitment due for such Post Work Stoppage License Year, as reduced pursuant to Paragraph 17.c hereof, and the reduction in the Minimum Guarantee and the League Marketing Commitment due for the License Year immediately following such Post Work Stoppage License Year shall be calculated as set forth in such Paragraph 17.c using such reduced Minimum Guarantee or League Marketing Commitment, as applicable, for such Post Work Stoppage License Year;

        g. if there occur four hundred sixty five (465) or more Missed Regular Season Games during each of two (2) consecutive License Years, THC shall have the right, upon written notice to NHLE within thirty (30) days after the termination of such Work Stoppage has been formally announced by the NHL, but in no event later than February 28 of the second of such two License Years, to:

                i. extend the Term by an additional year through June 30, 2005, or June 30, 2006 or June 30, 2007 on the same terms as are provided hereunder for the 2004-2005 License Year, as applicable, in each case with no obligation to pay Minimum Guarantees or the League Marketing Commitment for such additional year; or

                ii. elect to receive, in any one (1) of the five (5) years following the Term, as THC shall decide in its sole discretion, a semi-exclusive one-year license from NHLE to be one of up to three (3) suppliers licensed to manufacture, sell and market authentic jerseys. Ten (10) NHL member teams shall be allocated to THC under such license. The terms of such license shall consist of terms substantially similar to the terms of this License; PROVIDED, HOWEVER, that THC shall have no obligation under such license to pay Minimum Guarantees or the League Marketing Commitment.

        h. if there occur four hundred sixty four (464) or fewer Missed Regular Season Games during each of two (2) consecutive License Years such that the total of such Missed Regular Season Games over such two years is equal to or greater than four hundred sixty five (465) Missed Regular Season Games, THC shall be obligated to pay the full amount of the Minimum Guarantee and the League Marketing Commitment due for the Work Stoppage License Year (the first of such two years), and the Minimum Guarantees and the League Marketing Commitment due for the Post Work Stoppage License Year (the second of such two years) and the License Year immediately following the Post Work Stoppage License Year shall be reduced as set forth in Paragraphs 17.c and 17.f hereof, respectively; PROVIDED, HOWEVER, that if in such event the Post Work Stoppage License Year is the final year of the Term, THC shall have the right to extend the Term through June 30 of the year immediately following the Post Work Stoppage License Year, upon written notice to NHLE within thirty (30) days after the termination of the Work Stoppage in the Post Work Stoppage License Year has been formally announced by the NHL, but in no event later than February 28 of the Post Work Stoppage License Year, on the same terms as are provided hereunder for the 2004-2005 License Year (and the Minimum Guarantee and the League Marketing Commitment due for the year immediately following the Post Work Stoppage License Year shall be reduced as set forth in this Paragraph 17);

        i. if there occur any Missed Playoff Games in only one round of the NHL playoffs during the Work Stoppage License Year, there shall be no adjustments to the Minimum Guarantees, the League Marketing Commitment or any other amounts due hereunder, other than as provided in this Paragraph 17 in the event that there occur Missed Regular Season Games; and

        j. if there occur any Missed Playoff Games in more than one round of the NHL playoffs during the Work Stoppage License Year, the Minimum Guarantee and the League Marketing Commitment due for the Post Work Stoppage License Year shall be reduced by an amount equal to fifteen percent (15%) of the Minimum Guarantee or the League Marketing Commitment, as applicable (in each case, before any reduction pursuant to this Paragraph 17), due for the Work Stoppage License Year, multiplied by a fraction, the numerator of which shall be the number of Missed Playoff Games during the Work Stoppage License Year, and the denominator of which shall be the total number of playoff NHL games originally scheduled for the Work Stoppage License Year. Any reduction in Minimum Guarantees and the League Marketing Commitment pursuant to this Paragraph 17.j shall be in addition to any reduction in Minimum Guarantees and the League Marketing Commitment provided for elsewhere in this Paragraph 17 in the event that there occur Missed Regular Season Games.

        k. The following examples are provided by way of illustration only and each assumes that the 2002-2003 License Year is the Work Stoppage License Year:

                i. if, in the Work Stoppage License Year, the first round of the playoffs is not played, or if the maximum number of scheduled playoff games for each series in such first round is reduced (e.g., from seven (7) games to five (5) games), there shall be no adjustments to the Minimum Guarantees, the League Marketing Commitment or any other amounts due hereunder;

                ii. if, in the Work Stoppage License Year, both the first and second rounds of the playoffs are not played due to a Work Stoppage, the number of Missed Playoff Games shall be sixty (60) games, which is calculated as follows: 8 first round series multiplied by 5 games for a total of 40 games, plus 4 second round series multiplied by 5 games for a total of 20 games, for an aggregate total of 60 games. Accordingly, the Minimum Guarantee, for example, for the Post Work Stoppage License Year shall be reduced by $ , which is calculated as follows: 15% multiplied by $ million (the Minimum Guarantee due for the Work Stoppage License Year without reduction) multiplied by 0.8 (which is equal to the quotient of 60 Missed Playoff Games divided by 75 total playoff games originally scheduled for the Work Stoppage License
                        Year). After such reduction, the Minimum Guarantee for the Post Work Stoppage License Year shall be equal to $ million;

                iii. if, due to a Work Stoppage, the maximum number of scheduled playoff games for each series in each of the second and third rounds of the playoffs is reduced to five (5) games, the number of

                        Missed Playoff Games shall be nine (9) games, which is calculated as follows: 4 second round series multiplied by 1.5 games for a total of 6 games, plus 2 third round series multiplied by 1.5 games for a total of 3 games, for an aggregate total of 9 games. Accordingly, the League Marketing Commitment, for example, for the Post Work Stoppage License Year shall be reduced by $ , which is calculated as follows: 15% multiplied by $ (the League Marketing Commitment due for the Work Stoppage License Year without reduction) multiplied by 0.12 (which is equal to the quotient of 9 Missed Playoff Games divided by 75 total playoff games originally scheduled for such Work Stoppage License Year). After such reduction, the League Marketing Commitment for the Post Work Stoppage License Year shall be equal to $ .

18. NEW JOFA LICENSE. Promptly following the execution of this letter agreement, NHLE and THC shall execute a license agreement which shall grant to THC certain rights to manufacture, sell and market Jofa hockey equipment using certain NHL trademarks and/or indicia, which license agreement shall incorporate the terms set forth in EXHIBIT H attached hereto (the "NEW JOFA LICENSE").

19. PRO PLAYER INVENTORY. NHLE agrees that, without the prior consent of THC, which consent shall not be unreasonably withheld, NHLE shall not, except as may be provided in the Stipulation and Consent Order (as defined below), grant a license for the sale of the Pro Player Inventory (as defined below) other than to the Permitted Purchasers (as defined below), or entities selling such Pro Player Inventory to the Permitted Purchasers, and, in the event of such a proposed sale of the Pro Player Inventory, NHLE shall request that THC be granted a first opportunity to purchase the Pro Player Inventory. The Stipulation and Consent Order shall mean the Stipulation and Consent Order Regarding the Rejection of Certain Executory Contracts with NHL Enterprises, dated March 21, 2000, filed in connection with the Chapter 11 proceedings of Pro Player, Inc. and its affiliates. The Pro Player Inventory shall mean the finished NHLE-licensed inventory which, at the time of execution of this letter agreement, is in the possession of entities other than Pro Player which are located outside of the United States. The Permitted Purchasers shall mean the entities permitted to purchase inventory from Pro Player under the Stipulation and Consent Order and other related agreements.



II. CONFIDENTIALITY

Due to the confidential nature of this transaction, no party will make any announcement or disclosure regarding this transaction (including without limitation the details of the negotiations and the terms of the transaction and any details in connection with or associated with its implementation) without the prior written consent of the other, unless and except as required by applicable law, except that NHLE shall be entitled to provide such details pursuant to its Right to Match obligation to a third party (the "OFFEREE"), as described below.

If the transactions contemplated by this letter agreement are not consummated for any reason, neither party shall disclose to any third party (other than to the Offeree) any documents or other information provided to it by the other party, except that the foregoing restriction will not apply to any information that (i) was or since the time of disclosure has become part of the public domain through no act or failure by the recipient party, (ii) was already in the possession of any receiving party when initially disclosed, (iii) is or was received from a third party before or after the time of disclosure (so long as such information was not disclosed by such third party in violation of any confidentiality agreement of which the receiving party had knowledge), or (iv) may be required to be disclosed by law or legal process.



III.    BINDING AGREEMENT

It is understood that this letter agreement includes a summary description only, but that it constitutes a binding agreement to consummate the transactions contemplated herein and to enter into a definitive agreement to do so. Notwithstanding the foregoing, NHLE's obligation is subject to the Offeree's right to match the terms contained herein regarding the additional (as compared to the 1998 License) rights and obligations being agreed to in this letter agreement (the "RIGHT TO MATCH"). NHLE hereby confirms to THC that the terms of the offer which will be presented to the Offeree will be substantially similar to the terms of the License, except as such terms reflect THC's unique status as a party to the 1998 License and the Jofa Licenses. NHLE shall, within fifteen
(15) days of the execution of this letter agreement, notify THC in writing whether the Offeree has exercised the Right to Match. In the event that (a) the Offeree exercises the Right to Match, or (b) THC shall have notified NHLE in writing of NHLE's failure to notify THC as provided in the immediately preceding sentence and NHLE shall not have so notified THC within three (3) days of NHLE's receipt of such notice from THC, then this letter agreement shall terminate immediately and shall not be binding upon any of the parties hereto, and the 1998 License shall in such circumstances remain in full force and effect. In the event that the Offeree does not exercise the Right to Match, the parties hereto shall proceed promptly with the negotiation and preparation of definitive documentation embodying the terms of this letter agreement. If for any reason such definitive agreement is not executed, this letter agreement is intended to be, and shall be, fully binding upon the parties.

To the extent that any conflict exists between the terms of this letter agreement and the Standard Terms and Conditions, the terms of this letter agreement shall govern.

This letter agreement shall be governed by the internal laws of the State of New York, and the United States District Court for the Southern District of New York and the state courts of New York in the county of Manhattan shall have exclusive jurisdiction over any issues arising out of or relating to this letter agreement and the License.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If the foregoing accurately sets forth our agreement and understanding, please so indicate by signing and dating, and returning to us a copy of this letter agreement prior to 5:00 P.M. on May 21, 2000, at which time if not fully executed this letter agreement shall expire and be of no effect.

                                     Sincerely yours,




NHL ENTERPRISES, L.P.                                NHL ENTERPRISES B.V.
By:  NHL Enterprises, Inc., its general partner      By: NHL Enterprises, Inc., its Managing Director

By:  ______________________________                  By: ____________________________________
     Name:  Brian P. Jennings                            Name:  Brian P. Jennings
     Title: Vice President,                              Title: Vice President,
            Consumer Products Marketing                         Consumer Products Marketing


NHL ENTERPRISES CANADA, L.P.
By:  National Hockey League Enterprises Canada,
     Inc., its general partner

By:  _______________________________
     Name:  Brian P. Jennings
     Title: Vice President,
            Consumer Products Marketing




AGREED AND ACCEPTED this ___ day of May, 2000:

SPORT MASKA INC.                                   MASKA U.S., INC.

By:  _______________________________               By:_______________________________
     Name:  Gerald B. Wasserman                       Name:  Gerald B. Wasserman
     Title: Chairman, President                       Title: Chairman, President
            and Chief Executive Officer                      and Chief Executive Officer


JOFA AB                                            KHF FINLAND OY
By:     _______________________________            By:_______________________________
Name:                                              Name:
Title:                                             Title:
